Exhibit 99.1

Allegheny Technologies Announces First Quarter 2010 Results

First Quarter 2010 Results

  Sales increased 8% compared to Q1 2009 to $899.4 million
  Net income attributable to ATI was $18.2 million, or $0.18 per share, including charge due to health care legislation
  Net income attributable to ATI was $23.5 million, or $0.24 per share, excluding charge due to health care legislation
  Segment operating profit increased 58% compared to Q1 2009 to $88.2 million, or 9.8% of sales
  Gross cost reductions of $37 million
  Cash on hand was $563.5 million
  Net debt to total capitalization was 19.9%

PITTSBURGH--(BUSINESS WIRE)--April 28, 2010--Allegheny Technologies Incorporated (NYSE: ATI) reported net income for the first quarter 2010 of $18.2 million, or $0.18 per share. Results included a non-recurring tax charge of $5.3 million related to the recently-enacted Patient Protection and Affordable Care Act. Excluding this non-recurring tax charge, net income was $23.5 million, or $0.24 per share, on sales of $899.4 million.

In the first quarter 2009, ATI reported net income of $5.9 million, or $0.06 per share, on sales of $831.6 million.

“We have turned the corner. Most of our markets are improving,” said L. Patrick Hassey, Chairman, President and Chief Executive Officer. “We are seeing signs of recovery in our business: production schedules are filling, lead times are extending, and scrap is in short supply. With steady quarter-on-quarter improvement, we see 2010 as a transition year to the resumption of secular growth in our key markets.

“In our High Performance Metals segment, shipments of titanium and titanium alloys increased 17% compared to the fourth quarter 2009, and shipments of nickel-based alloys and superalloys increased 7%, primarily due to improved demand from the jet engine supply chain. Shipments of our exotic alloys decreased 30% due to timing of projects in the defense and chemical processing industry markets.

“In our Flat-Rolled Products segment, shipments of high-value products increased 12% and shipments of standard products increased 22% compared to the fourth quarter 2009. Titanium shipments, including Uniti titanium joint venture conversion products, increased over 98% compared to the fourth quarter 2009. The segment’s improved performance is primarily due to continued growth in the oil and gas and aerospace markets, stability in the electrical energy market, and recovery in the global automotive market.

“Total titanium shipments, including conversion for our Uniti titanium joint venture, were 9.2 million pounds, an increase of 36% compared to the fourth quarter 2009. This demonstrates ATI’s differentiation. In titanium, we are diversified across the aerospace market, both airframe and jet engine. Through Uniti, we are one of world’s largest suppliers of titanium mill products to global industrial markets. We also have a significant position in the medical market and believe the defense market is an area for growth.

“In our Engineered Products segment, operating profit continued to improve as demand began to recover in most markets.

“Direct international sales increased to approximately 34% of first quarter 2010 sales. Today, ATI is more globally focused than at any other time in our history. Of note, our Flat-Rolled Products segment achieved a record 35% of direct international sales in the first quarter 2010.

“Our safety performance continued to be world class. We made further improvements to our cost structure in the first quarter 2010 with $37 million in gross cost reductions. Our 2010 target is at least $100 million of new gross cost reductions.

“First quarter performance was negatively impacted by $11.5 million of start-up and idle-facility costs, primarily impacting our High Performance Metals segment. The start-up costs relate mostly to our Rowley, UT premium-titanium sponge facility. We plan to ramp production at this facility throughout 2010 in a systematic manner. Idle facility costs relate mostly to our Albany, OR titanium sponge facility. This facility is positioned to be back in production when warranted by market conditions.

“We continue to expect considerable cost savings and production efficiencies from our Brackenridge, PA melt-shop consolidation project beginning in late 2010. Our 2010 capital investment plan is approximately $375 million.

“Looking ahead, in our High Performance Metals segment, we expect orders for our premium-titanium alloys and nickel-based alloys from the jet engine supply chain to continue to improve and orders from the airframe supply chain to remain stable. Prices for many of these products are rising and lead times are extending. Order inquiries for exotic alloys are beginning to increase and we expect shipments to improve in the second half 2010. Orders are getting better for most products in our Flat-Rolled Products segment as we are seeing steady improvement in demand. Base prices for most of our flat-rolled products remain low because raw materials surcharges are rapidly rising.

“We continue to believe 2010 will be a year of steady quarter-on-quarter improvement. We believe 2010 is the transition year from the global contraction of 2009 to the resumption of the secular growth trends in our key global markets. We expect to recover and grow faster than our key markets as a result of new customers and LTAs, the growing use of our innovative new products, our new technically advanced manufacturing capabilities, and a global focus on our key markets.”

	Three Months Ended
	March 31
	2010	2009
	In Millions
Sales	$899.4	$831.6
Net income attributable to ATI	$18.2	$5.9

	Per Diluted Share

Net income attributable to ATI per common share	$0.18	$0.06

First Quarter 2010 Financial Results

  Sales for the first quarter 2010 increased 8.2% to $899.4 million, compared to the first quarter 2009, primarily as a result of higher Flat-Rolled Products and Engineered Products shipments, higher raw material surcharges and increases in average base selling prices for certain products. Compared to the first quarter 2009, sales increased 37% in the Flat-Rolled Products segment and 23% in the Engineered Products segment but decreased 22% in the High Performance Metals segment. Direct international sales increased to 33.5% of total sales, compared to 29.4% for the comparable 2009 period. Compared to the fourth quarter 2009, total sales were 10.3% higher with increases of 18% in the Flat-Rolled Products and 24% in the Engineered Products segments but a decline of 3% in the High Performance Metals segment. Within the High Performance Metals segment, shipments of titanium and titanium alloys and nickel-based alloys increased compared to the 2009 fourth quarter. Shipments of exotic alloys were lower.
  First quarter 2010 segment operating profit increased to $88.2 million, or 9.8% of sales, compared to $55.9 million, or 6.7% of sales, for the comparable 2009 period. While operating profit improved across all three business segments, results for the first quarter 2010 were adversely affected by idle facility, workforce reduction, and start-up costs of $11.5 million. There was no change in our LIFO inventory valuation reserve in the first quarter 2010. The first quarter 2009 included a LIFO reserve benefit of $27.5 million.
  Net income attributable to ATI for the first quarter 2010 was $18.2 million, or $0.18 per diluted share, compared to $5.9 million, or $0.06 per diluted share, in the first quarter 2009. Results for 2010 included a non-recurring tax charge of $5.3 million, or $0.05 per share, related to the recently-enacted Patient Protection and Affordable Care Act. Excluding this special tax charge, results for the first quarter 2010 were net income of $23.5 million, or $0.24 per share.
  Cash flow used in operations for 2010 was $72 million as investment in managed working capital of $130.2 million due to improving business activity and higher raw material costs offset increased profitability.
  Cash on hand at the end of the 2010 first quarter was $563.5 million.
  Gross cost reductions, before the effects of inflation, totaled $37 million company-wide in the first quarter 2010.

High Performance Metals Segment

Market Conditions

  Demand for our titanium and titanium alloys and nickel-based alloys improved compared to the fourth quarter 2009 as the jet engine supply chain began to adjust to aircraft production schedules and aftermarket demand. Shipments of our titanium alloys, and nickel-based alloys and specialty alloys increased 17% and 7%, respectively, while shipments of our exotic alloys declined 30%, compared to the fourth quarter 2009. Shipments of exotic alloys declined as a result of the timing of projects for the defense market and chemical process industry.

First quarter 2010 compared to first quarter 2009

  Sales were $302.3 million, 22% lower than the first quarter 2009. Shipments decreased 12% for titanium and titanium alloys and 15% for nickel-based and specialty alloys primarily due to lower demand from the commercial aerospace market. Shipments of exotic alloys decreased 24% primarily due to the timing of projects for the chemical process industry. Average selling prices declined 16% for titanium and titanium alloys and 8% for nickel-based and specialty alloys. These average selling price decreases were primarily due to lower raw material indices for certain products as a result of lower raw material costs and a more competitive pricing environment. Average selling prices for exotic alloys increased 7% due to a favorable product mix.

  Segment operating profit increased to $55.0 million, or 18.2% of sales, compared to $54.3 million, or 14% of sales, for the first quarter 2009. The increase in operating profit primarily resulted from a better matching of surcharges and raw material costs, and the benefits of gross cost reductions which offset lower shipments and average selling prices for most products. In addition, first quarter 2010 operating profit was adversely affected by approximately $9.9 million of idle facility, workforce reduction, and start-up costs. There was no change in our LIFO inventory valuation reserve in either the first quarter 2010 or first quarter 2009.
  Results benefited from $18.2 million of gross cost reductions in the first quarter 2010.

Flat-Rolled Products Segment

Market Conditions

  Compared to the fourth quarter 2009, demand increased 22% for standard stainless products and 12% for high-value products, which includes titanium, nickel-based alloys, Precision Rolled Strip® products and grain-oriented electrical steel. Direct international sales represented 35% of total segment sales for the 2010 first quarter. First quarter Flat-Rolled Products segment titanium shipments, including Uniti joint venture conversion products, were approximately 3.1 million pounds, an increase of over 98% compared to the fourth quarter 2009. Average selling prices for all products, which include surcharges, were essentially flat compared to the fourth quarter 2009.

First quarter 2010 compared to first quarter 2009

  Sales increased to $516.6 million, 37% higher than the first quarter 2009, primarily due to higher shipments and raw material surcharges, and improved base-selling prices for stainless products. Shipments of standard stainless products (sheet and plate) increased 54% and high-value products shipments increased 18%. Average transaction prices for all products, which include surcharges, were 1% higher due to increased raw material surcharges and improved base prices for stainless products.
  Segment operating profit improved to $31.4 million, or 6.1% of sales, compared to $7.7 million, or 2% of sales, for the first quarter 2009 due primarily to increased shipments and higher base prices for stainless products plus a better matching of surcharges with raw material costs. There was no change in our LIFO inventory valuation reserve in the first quarter 2010. The 2009 first quarter included a LIFO inventory valuation benefit of $26.2 million.
  Results benefited from $14.1 million in gross cost reductions in the first quarter 2010.

Engineered Products Segment

Market Conditions

  Compared to the fourth quarter 2009, demand improved from most markets, including oil and gas, cutting tools, transportation, aerospace, electrical energy, and automotive.

First quarter 2010 compared to first quarter 2009

  Sales increased 23% to $80.5 million, compared to the first quarter 2009, primarily as a result of the improved demand.
  Segment operating profit was $1.8 million compared to a loss of $6.1 million in the first quarter 2009.
  Results benefited from $4.7 million of gross cost reductions in the first quarter 2010.

Other Expenses

  Corporate expenses for the first quarter 2009 were $12.3 million, compared to $14.4 million in the year-ago period.

  Interest expense, net of interest income, was $14.6 million, compared to interest income of $0.1 million in the first quarter 2009. The increase in interest expense was primarily due to debt issuances in the second quarter 2009, and lower interest expense capitalized on strategic projects due to project completions.
  Capitalized interest on major strategic capital projects reduced interest expense by $4.0 million for the first quarter 2010 compared to $9.0 million for the comparable 2009 period.
  Other expenses, which include expenses related to closed operations, for the first quarter 2010 were $5.8 million, compared to $4.0 million in the year-ago period.

Retirement Benefit Expense

  Retirement benefit expense, which includes pension expense and other postretirement expense, decreased to $22.5 million in the first quarter 2010, compared to $37.3 million in the first quarter 2009. This decrease was primarily due to higher than expected returns on pension plan assets in 2009 and the benefits resulting from our voluntary pension contributions made over the last several years.
  For the first quarter 2010, retirement benefit expense of $15.8 million was included in cost of sales and $6.7 million was included in selling and administrative expenses. For the first quarter 2009, the amount of retirement benefit expense included in cost of sales was $27.7 million, and the amount included in selling and administrative expenses was $9.6 million.

Income Taxes

  First quarter 2010 provision for income taxes was $13.2 million, or 40% of income before tax. The first quarter 2010 included a non-recurring tax charge of $5.3 million associated with the impact of the recently-enacted Patient Protection and Affordable Care Act. As previously announced, under this new legislation the tax-advantaged subsidy to encourage companies to provide retiree prescription drug coverage has been eliminated. Although the elimination of this tax advantage under the new legislation does not take effect until 2013, the Company is required by U.S. generally accepted accounting principles to recognize the full accounting impact in the 2010 first quarter, the period in which the Act became law. Since future anticipated retiree health care liabilities and related tax subsidies are already reflected in ATI’s financial statements, the change in law resulted in a reduction of the value of the Company’s deferred tax asset related to the subsidy. This 2010 first quarter tax charge was partially offset by discrete net tax benefits of $3.7 million associated with adjustment of taxes paid in prior years and other changes. First quarter 2009 included an income tax benefit of $5.0 million, due primarily to $5.1 million of discrete adjustments associated with prior years’ taxes.

Cash Flow, Working Capital and Debt

  Cash on hand was $563.5 million at March 31, 2010, a decrease of $145.3 million from year-end 2009.
  Cash flow used in operations for the 2010 first quarter was $72.0 million as an investment of $130.2 million in managed working capital, primarily due to improving business activity and higher raw material costs, offset increased profitability.
  The $130.2 million growth in managed working capital resulted from a $78.8 million increase in accounts receivable and a $141.7 million increase in inventory partially offset by a $90.3 million increase in accounts payable.
  At March 31, 2010, managed working capital was 32.9% of annualized sales, compared to 34.5% of annualized sales at year-end 2009. We define managed working capital as accounts receivable plus gross inventories less accounts payable.

  Cash used in investing activities was $50.6 million in the first quarter 2010 and consisted primarily of capital expenditures.
  Cash used in financing activities was $22.7 million in the first quarter 2010 primarily due to dividend payments of $17.7 million and debt retirements of $6.2 million.
  Net debt as a percentage of total capitalization was 19.9% at the end of the first quarter 2010 compared to 15.3% at the end of 2009. Total debt to total capital was 34.5% at March 31, 2010, compared to 34.7% at the end of 2009.
  There were no borrowings outstanding under ATI’s $400 million unsecured domestic borrowing facility, although a portion of the letters of credit capacity was utilized.

Allegheny Technologies will conduct a conference call with investors and analysts on April 28, 2010, at 1 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, and global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, electrical energy, chemical process industry, oil and gas, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from strategic investments, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2009, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Metals Company™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $3.1 billion during 2009. ATI has approximately 8,600 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, and forgings and castings. The Allegheny Technologies website is www.ATImetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Unaudited, dollars in millions, except per share amounts)

		Three Months Ended
		March 31
		2010	2009

	Sales	$899.4	$831.6
	Costs and expenses:
	Cost of sales	778.0	750.9
	Selling and administrative expenses	74.2	80.8
	Income (loss) before interest, other income and income taxes	47.2	(0.1)
	Interest (expense) income, net	(14.6)	0.1
	Other income, net	0.4	0.3
Income before income tax provision (benefit)		33.0	0.3
	Income tax provision (benefit)	13.2	(5.0)

	Net income	19.8	5.3

Less:	Net income (loss) attributable to noncontrolling interests	1.6	(0.6)

	Net income attributable to ATI	$18.2	$5.9

	Basic net income attributable to
	ATI per common share	$0.19	$0.06

	Diluted net income attributable to
	ATI per common share	$0.18	$0.06

	Weighted average common shares outstanding -- basic (millions)	97.4	97.2

	Weighted average common shares outstanding -- diluted (millions)	98.7	97.8

	Actual common shares outstanding -- end of period (millions)	98.6	98.0

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited - Dollars in millions)

	Three Months Ended
	March 31
	2010	2009
Sales:
High Performance Metals	$302.3	$387.9
Flat-Rolled Products	516.6	378.2
Engineered Products	80.5	65.5

Total External Sales	$899.4	$831.6

Operating Profit (Loss):

High Performance Metals	$55.0	$54.3
% of Sales	18.2%	14.0%

Flat-Rolled Products	31.4	7.7
% of Sales	6.1%	2.0%

Engineered Products	1.8	(6.1)
% of Sales	2.2%	-9.3%

Operating Profit	88.2	55.9
% of Sales	9.8%	6.7%

Corporate expenses	(12.3)	(14.4)

Interest (expense) income, net	(14.6)	0.1
Other expense, net of gains on asset sales	(5.8)	(4.0)

Retirement benefit expense	(22.5)	(37.3)

Income before income taxes	$33.0	$0.3

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Current period unaudited--Dollars in millions)

	March 31,	December 31,
	2010	2009
ASSETS

Current Assets:
Cash and cash equivalents	$563.5	$708.8
Accounts receivable, net of allowances for doubtful accounts of $6.4 and $6.5 at March 31, 2010 and December 31, 2009, respectively	472.6	392.0
Inventories, net	971.1	825.5
Prepaid expenses and other current assets	83.1	71.3
Total Current Assets	2,090.3	1,997.6

Property, plant and equipment, net	1,921.3	1,907.9
Cost in excess of net assets acquired	203.9	207.8
Deferred income taxes	11.8	63.1
Other assets	175.7	169.6

Total Assets	$4,403.0	$4,346.0

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$396.7	$308.6
Accrued liabilities	254.3	258.8
Deferred income taxes	8.9	23.7
Short term debt and current portion of long-term debt	32.1	33.5
Total Current Liabilities	692.0	624.6

Long-term debt	1,032.3	1,037.6
Accrued postretirement benefits	415.9	424.3
Pension liabilities	43.8	50.6
Other long-term liabilities	120.5	119.3
Total Liabilities	2,304.5	2,256.4

Total ATI stockholders' equity	2,019.5	2,012.2
Noncontrolling interests	79.0	77.4
Total Equity	2,098.5	2,089.6

Total Liabilities and Equity	$4,403.0	$4,346.0

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited - Dollars in millions)
	Three Months Ended
	March 31
	2010	2009

Operating Activities:

Net income	$19.8	$5.3

Depreciation and amortization	34.6	32.3
Change in managed working capital	(130.2)	216.2
Change in retirement benefits	5.6	29.5
Accrued liabilities and other	(1.8)	(114.4)
Cash provided by (used in) operating activities	(72.0)	168.9
Investing Activities:
Purchases of property, plant and equipment	(51.2)	(108.6)
Asset disposals and other	0.6	(0.6)
Cash used in investing activities	(50.6)	(109.2)
Financing Activities:
Net decrease in debt	(6.2)	(5.6)
Dividends paid	(17.7)	(17.6)
Exercises of stock options	0.8	-
Taxes on share-based compensation	0.4	(0.4)
Cash used in financing activities	(22.7)	(23.6)
Increase (decrease) in cash and cash equivalents	(145.3)	36.1
Cash and cash equivalents at beginning of period	708.8	469.9
Cash and cash equivalents at end of period	$563.5	$506.0

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

	Three Months Ended
	March 31
	2010	2009
Volume:
High Performance Metals (000's lbs.)
Titanium mill products	6,098	6,938
Nickel-based and specialty alloys	8,444	9,970
Exotic alloys	981	1,289

Flat-Rolled Products (000's lbs.)
High value	110,495	93,928
Standard	156,851	101,574
Flat-Rolled Products total	267,346	195,502

Average Prices:
High Performance Metals (per lb.)
Titanium mill products	$18.82	$22.48
Nickel-based and specialty alloys	$13.53	$14.74
Exotic alloys	$60.81	$57.08

Flat-Rolled Products (per lb.)
High value	$2.59	$2.64
Standard	$1.44	$1.21
Flat-Rolled Products combined average	$1.92	$1.90

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)

	March 31,	December 31,
	2010	2009

Accounts receivable	$472.6	$392.0
Inventory	971.1	825.5
Accounts payable	(396.7)	(308.6)
Subtotal	1,047.0	908.9

Allowance for doubtful accounts	6.4	6.5
LIFO reserve	102.9	102.8
Corporate and other	35.1	43.0
Managed working capital	$1,191.4	$1,061.2

Annualized prior 2 months sales	$3,623.1	$3,076.4

Managed working capital as a % of annualized sales	32.9%	34.5%

March 31, 2010 change in managed working capital	$130.2

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited - Dollars in millions)

	March 31,	December 31,
	2010	2009

Total debt	$1,064.4	$1,071.1
Less: Cash	(563.5)	(708.8)
Net debt	$500.9	$362.3

Net debt	$500.9	$362.3
Total ATI stockholders' equity	2,019.5	2,012.2
Net ATI capital	$2,520.4	$2,374.5

Net debt to ATI capital	19.9%	15.3%

Total debt	$1,064.4	$1,071.1
Total ATI stockholders' equity	2,019.5	2,012.2
Total ATI capital	$3,083.9	$3,083.3

Total debt to total ATI capital	34.5%	34.7%

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004